Exhibit (a)(1)(F)
MYLAN LABORATORIES INC.
OFFER TO PURCHASE FOR CASH
UP TO 48,780,487 SHARES OF ITS COMMON STOCK
(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
AT A PURCHASE PRICE NOT GREATER THAN $20.50
NOR LESS THAN $18.00 PER SHARE
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 15, 2005,
UNLESS THE OFFER IS EXTENDED.
June 16, 2005
To Our Clients:
          Enclosed for your consideration are the Offer to Purchase, dated June 16, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as each may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan”), to purchase for cash up to 48,780,487 shares of its common stock, par value $0.50 per share (the “Shares”), at a price specified by its shareholders not greater than $20.50 nor less than $18.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. Unless the context requires otherwise, all references to Shares shall refer to the shares of common stock, par value $0.50 per share, of Mylan and shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of August 22, 1996, between Mylan and American Stock Transfer & Trust Company, as amended as of November 8, 1999, August 13, 2004, September 8, 2004 and December 2, 2004. All Shares tendered and purchased will include such associated preferred stock purchase rights. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.
          Mylan will determine a single per Share price, not greater than $20.50 nor less than $18.00 per Share, that it will pay for the Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. Mylan will select the lowest price (the “Purchase Price”) that will allow it to purchase 48,780,487 Shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the Offer. Mylan will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.
          Only Shares properly tendered and not properly withdrawn will be purchased. If the Offer is oversubscribed, tendered Shares will be purchased on a pro rata basis (including “odd lots”), with appropriate adjustments to avoid the purchase of fractional Shares. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned at Mylan’s expense to the shareholders who tendered such Shares promptly after the Expiration Date.
          Mylan expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

          As described in the Offer to Purchase, if at the expiration of the Offer more than 48,780,487 Shares, or any greater number of Shares as Mylan may elect to purchase, are properly tendered and not properly withdrawn before the Expiration Date, Mylan will purchase properly tendered Shares in the following order of priority:

•	First, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, on a pro rata basis from all shareholders who properly tender, and do not properly withdraw, Shares at or below the Purchase Price; and

•	Second, if necessary to permit Mylan to purchase 48,780,487 Shares (or such greater number of Shares as Mylan may elect to purchase subject to applicable law) from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the expiration of the Offer. See Section 6 of the Offer to Purchase.
          WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.
          Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:

1.	Shares may be tendered at a price not greater than $20.50 nor less than $18.00 per Share or at the price determined pursuant to the Offer, as indicated in the attached Instruction Form, net to the seller in cash, without interest.

2.	The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, July 15, 2005, unless the Offer is extended by Mylan.

3.	The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to other conditions, including obtaining financing pursuant to the terms and conditions contained in the Commitment Letter described in Section 9 of the Offer to Purchase, and otherwise reasonably satisfactory to Mylan, that will be sufficient to purchase Shares tendered pursuant to the Offer and pay related fees and expenses. See Sections 7 and 9 of the Offer to Purchase.

4.	The Offer is for 48,780,487 Shares, constituting approximately 18% of Mylan’s outstanding Shares as of June 14, 2005.

5.	None of Mylan, its Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to the purchase price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including Mylan’s reasons for making the Offer. Mylan’s directors and executive officers have advised Mylan that they do not intend to tender any Shares in the Offer.

6.	The Purchase Price will be paid net to the tendering shareholders in cash, without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Mylan in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such nominees and not directly to the Depositary.

          If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instruction Form. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.
          Please forward your Instruction Form(s) to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.
          The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Mylan by Merrill Lynch & Co., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTIONS FORM
With Respect to the Offer by
MYLAN LABORATORIES INC.
to Purchase for Cash Up to 48,780,487 Shares
of its Common Stock, Par Value $0.50 Per Share,
at a Purchase Price Not Greater Than $20.50 Nor Less Than $18.00 Net Per Share
          The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 16, 2005, and the related Letter of Transmittal (which together, as each may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Mylan Laboratories Inc., a Pennsylvania corporation (“Mylan”), to purchase for cash up to 48,780,487 shares of its common stock, par value $0.50 per share (the “Shares”), at a price not greater than $20.50 nor less than $18.00 per Share, net to the seller in cash, without interest. Unless the context requires otherwise, all references to Shares shall refer to the shares of common stock, par value $0.50 per share, of Mylan and shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of August 22, 1996, between Mylan and American Stock Transfer & Trust Company, as amended as of November 8, 1999, August 13, 2004, September 8, 2004 and December 2, 2004. All Shares tendered and purchased will include such associated preferred stock purchase rights.
          This Instructions Form will instruct you to tender to Mylan the number of Shares indicated below or, if no number is indicated below, all Shares which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.
NUMBER OF SHARES BEING TENDERED HEREBY:                      SHARES*
          CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.
SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER
(See Instruction 5 of the Letter of Transmittal)

☐	The undersigned wishes to maximize the chance of having Mylan purchase all the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders Shares and is willing to accept the Purchase Price pursuant to the Offer. Note that this election could result in your Shares being purchased at the minimum price of $18.00 per Share.
— OR —
SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER
(See Instruction 5 of the Letter of Transmittal)
          By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders Shares at the price checked. This action could result in none of the Shares being purchased if the Purchase Price for the Shares is less than the price checked. If the Purchase Price for the Shares is equal to or greater than the price checked, then the Shares purchased by Mylan will be purchased at the Purchase Price. A shareholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐$18.00	☐$18.75	☐$19.50	☐$20.25
☐$18.25	☐$19.00	☐$19.75	☐$20.50
☐$18.50	☐$19.25	☐$20.00
CONDITIONAL TENDER
(See Instruction 15 of the Letter of Transmittal)
          A shareholder may tender his or her Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to this Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” below. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional:

☐	The minimum number of Shares that must be purchased, if any are purchased, is Shares.
          If, because of proration, the minimum number of Shares designated will not be purchased, Mylan may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have properly tendered all of his or her Shares and checked the box below:

☐	The tendered Shares represent all Shares held by the undersigned.
          The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
SIGN HERE
Account Number:                                                             Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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